Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of LNR Property Corporation on Form S-8 of our report dated January 7, 2003, on the combined financial statements of Lennar Land Partners and Lennar Land Partners II, appearing in the Annual Report on Form 10-K of LNR Property Corporation for the year ended November 30, 2002.

/s/ Deloitte & Touche LLP

Miami, Florida

September 15, 2003